As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Apache Corporation
(Exact name of registrant as specified in its charter)

Delaware	No. 41-0747868
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400
(713) 296-6000
(Address of Principal Executive Offices)
Apache Corporation November 10, 2010 First Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation
Apache Corporation November 10, 2010 Second Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation
Apache Corporation November 10, 2010 Non-Statutory Stock Option Agreements for Certain Employees of Apache Corporation
(Full Title of Plans)

P. Anthony Lannie, Executive Vice President and General Counsel
APACHE CORPORATION
2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400
(Name and Address of Agent for Service)
(713) 296-6000
(Telephone Number, Including Area Code, of Agent for Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee (2)
Common Stock, par value $0.625 per share, and associated Preferred Stock Purchase Rights (3) to be issued under the Apache Corporation November 10, 2010 First Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation	128,548	57.51	$7,392,795.48	$527.11
Common Stock, par value $0.625 per share, and associated Preferred Stock Purchase Rights (3) to be issued under the Apache Corporation November 10, 2010 Second Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation (4)	15,576	57.51	$895,755.76	$63.87
Common Stock, par value $0.625 per share, and associated Preferred Stock Purchase Rights (3) to be issued under the Apache Corporation November 10, 2010 Non-Statutory Stock Option Agreements for Certain Employees of Apache Corporation (4)	1,314	47.61	$62,559.54	$4.46
Total	145,438		$8,351,110.78	$595.44

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock (“Common Stock”) of Apache Corporation (“Apache”) to be registered hereunder includes such indeterminate number of additional shares of Common Stock as may be issued under the employee benefit plans to prevent dilution by reason of any stock split, stock dividend or other similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The maximum offering price per share is based on the price at which the options may be exercised.

(3)	The registration statement also covers the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), as amended by Amendment No. 1 thereto dated as of January 31, 2006. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from the shares of Common Stock of Apache.

(4)	Represents shares of Common Stock issuable pursuant to outstanding options under the respective agreements at fixed exercise prices.

PART I
PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-4.6
EX-4.7
EX-4.8
EX-5.1
EX-23.1
EX-23.2

EXPLANATORY NOTE
          On November 10, 2010, pursuant to an Agreement and Plan of Merger, dated April 14, 2010, as amended by Amendment No. 1 thereto dated August 2, 2010 (the “Merger Agreement”), by and among Apache Corporation (“Apache”), Apache Deepwater LLC (formerly known as ZMZ Acquisition LLC), a Delaware limited liability company and a wholly owned subsidiary of Apache (“Merger Sub”) and Mariner Energy, Inc., a Delaware corporation (“Mariner”), Mariner merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Apache. Pursuant to the Merger Agreement, each outstanding option to purchase Mariner common stock was converted into a fully exercisable option to purchase the number of shares of Apache common stock obtained by multiplying the number of Mariner shares subject to the option by the 0.24347 exchange ratio set forth in the Merger Agreement, with a per share exercise price equal to the existing per-Mariner share exercise price divided by the 0.24347 exchange ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent).
          This Registration Statement has been filed for the purpose of registering the 145,438 shares of Apache common stock issuable upon the exercise of outstanding options granted under the (1) Apache Corporation November 10, 2010 First Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation, (2) Apache Corporation November 10, 2010 Second Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation and (3) Apache Corporation November 10, 2010 Non-Statutory Stock Option Agreements for Certain Employees of Apache Corporation.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by Apache with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-04300, are incorporated by reference into this Registration Statement (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein):
(1)	Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2009.

(2)	Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

(3)	Current Reports on Form 8-K and 8-K/A filed with the Commission on January 14, 2010, January 19, 2010, April 15, 2010, April 16, 2010, May 11, 2010, July 20, 2010, July 21, 2010 (2 filings), July 28, 2010, August 3, 2010, August 11, 2010, August 16, 2010, August 20, 2010, October 12, 2010, November 5, 2010 and November 9, 2010.

(4)	Any description of Apache’s Common Stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.
          In addition, all documents filed by Apache pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities

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then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
          Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Apache’s Certificate of Incorporation and bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, Apache’s directors shall not be personally liable for monetary damages. Apache’s bylaws provide that Apache shall indemnify its officers, directors, employees and agents.
     Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.
     Article VII of Apache’s bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the Delaware General Corporation Law. Additionally, Article Seventeenth of Apache’s restated certificate of incorporation eliminates in specified circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:
•	for a breach of the director’s duty of loyalty to Apache or its stockholders;

•	for acts or omissions by the director not in good faith;

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•	or acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; and

•	for transactions from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Apache Corporation, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Apache Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, SEC File No. 001-4300).

4.2	Bylaws of Apache Corporation, as amended August 6, 2009 (incorporated by reference to Exhibit 3.2 to Apache Corporation’s Quarterly Report on Form 10-Q for quarter ended June 30, 2009, SEC File No. 001-4300).

4.3	Form of Certificate for Apache Corporation’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, SEC File No. 001-4300).

4.4	Rights Agreement, dated as of January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Apache Corporation’s common stockholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache Corporation’s Registration Statement on Form 8-A, dated January 24, 1996, SEC File No. 001-4300).

4.5	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Apache Corporation’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, SEC File No. 001-4300).

*4.6	Form of Apache Corporation November 10, 2010 First Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation.

*4.7	Form of Apache Corporation November 10, 2010 Second Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation.

*4.8	Form of Apache Corporation November 10, 2010 Non-Statutory Stock Option Agreements for Certain Employees of Apache Corporation.

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

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*	Filed herewith
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Apache pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Apache’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Apache pursuant to the foregoing provisions or otherwise, Apache has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Apace of expenses incurred or paid by a director, officer or controlling person of Apache in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Apache will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

APACHE CORPORATION
Date: November 10, 2010	By:	/s/ Roger B. Plank
Roger B. Plank
President

POWER OF ATTORNEY
          KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Steven Farris, Roger B. Plank, P. Anthony Lannie and Rebecca A. Hoyt, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments to this Registration Statement, including post-effective amendments to this Registration Statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ G. Steven Farris	Chairman of the Board and Chief	November 10, 2010
G. Steven Farris	Executive Officer (Principal Executive Officer)

/s/ Roger B. Plank	President	November 10, 2010
Roger B. Plank	(Principal Financial Officer)

/s/ Rebecca A. Hoyt	Vice President and Controller	November 10, 2010
Rebecca A. Hoyt	(Principal Accounting Officer)

/s/ Frederick M. Bohen	Director	November 10, 2010
Frederick M. Bohen

/s/ Randolph M. Ferlic	Director	November 10, 2010
Randolph M. Ferlic

/s/ Eugene C. Fiedorek	Director	November 10, 2010
Eugene C. Fiedorek

/s/ A. D. Frazier, Jr.	Director	November 10, 2010
A. D. Frazier, Jr.

Signature	Title	Date

/s/ Patricia Albjerg Graham	Director	November 10, 2010
Patricia Albjerg Graham

/s/ John A. Kocur	Director	November 10, 2010
John A. Kocur

/s/ George D. Lawrence	Director	November 10, 2010
George D. Lawrence

/s/ F. H. Merelli	Director	November 10, 2010
F. H. Merelli

/s/ Rodman D. Patton	Director	November 10, 2010
Rodman D. Patton

/s/ Charles J. Pitman	Director	November 10, 2010
Charles J. Pitman

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Apache Corporation, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Apache Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, SEC File No. 001-4300).

4.2	Bylaws of Apache Corporation, as amended August 6, 2009 (incorporated by reference to Exhibit 3.2 to Apache Corporation’s Quarterly Report on Form 10-Q for quarter ended June 30, 2009, SEC File No. 001-4300).

4.3	Form of Certificate for Apache Corporation’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, SEC File No. 001-4300).

4.4	Rights Agreement, dated as of January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Apache Corporation’s common stockholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache Corporation’s Registration Statement on Form 8-A, dated January 24, 1996, SEC File No. 001-4300).

4.5	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Apache Corporation’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, SEC File No. 001-4300).

*4.6	Form of Apache Corporation November 10, 2010 First Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation.

*4.7	Form of Apache Corporation November 10, 2010 Second Non-Qualified Stock Option Agreements for Certain Employees of Apache Corporation.

*4.8	Form of Apache Corporation November 10, 2010 Non-Statutory Stock Option Agreements for Certain Employees of Apache Corporation.

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

*	Filed herewith